Exhibit 99.1

francesca’s® Updates and Reaffirms Fourth Quarter 2016 Guidance

Based on Holiday Results

HOUSTON, TEXAS — January 9, 2017 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced that the Company has updated and reaffirmed its guidance for the fourth quarter ending January 28, 2017 based on its holiday period sales performance and current expectations for the remainder of the quarter.

The Company now expects net sales for the fourth quarter ending January 28, 2017 in the range of $144 million to $146 million, assuming a 1% decrease to a 1% increase in comparable sales. This compares to previous guidance of net sales in the range of $143 million to $148 million, assuming a low single digit decrease to a low single digit increase in comparable sales. Fourth quarter diluted earnings per share are expected to be in the range of $0.35 to $0.37 compared to the Company’s previous guidance range of $0.33 to $0.37. Fiscal year 2016 diluted earnings per share are now expected to be in the range of $1.05 to $1.07.

Steve Lawrence, President and Chief Executive Officer, stated, “We are pleased with our solid holiday performance which came on top of an 11% comparable sales increase in fourth quarter last year. Our results reflect a strong response to our merchandise offering as well as a disciplined and effective promotional strategy. We are on track to deliver sales results in line with expectations and diluted EPS at the higher end of our previously announced guidance range.”

ICR Conference

As previously announced, the Company will be presenting at the 19th Annual ICR Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Tuesday, January 10, 2017 at 1:30 pm ET. Mr. Lawrence and Ms. Kelly Dilts, Chief Financial Officer, will host the presentation.

The presentation will be webcast live at www.francescas.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 25, 2016 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 674 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com